Execution Version

SECURITIES PURCHASE AGREEMENT

LV ADMINISTRATIVE SERVICES, INC.,
as Administrative and Collateral Agent

THE PURCHASERS
From Time to Time Party Hereto

and

CREATIVE VISTAS, INC.

and

CANCABLE INC.

Dated: June 24, 2008

TABLE OF CONTENTS

Page

TABLE OF CONTENTS
(continued)

Page

Page

LIST OF SCHEDULES

TABLE OF CONTENTS
(continued)

Page

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 24, 2008 among Cancable Inc., an Ontario corporation (the "Company"), Creative Vistas, Inc., an Arizona corporation ("Creative"), the purchasers from time to time a party hereto (each a "Purchaser" and collectively, the "*Purchasers*"), LV Administrative Services, Inc., a Delaware corporation, as administrative and collateral agent for each Purchaser, (the "Agent" and together with the Purchasers, the "Creditor Parties").

WHEREAS, each of the Company and Creative has authorized the sale to each Purchaser of a Secured Term Note in the form of Exhibit A hereto in the aggregate principal amount set forth opposite such Purchaser's name on Schedule 1 hereto (each as amended, restated, modified and/or supplemented from time to time, a "Note" and, collectively, the "Notes");

WHEREAS, Creative wishes to issue to each Purchaser a warrant in the form of Exhibit B hereto (each as amended, restated, modified and/or supplemented from time to time, a "Warrant" and collectively the "Warrants") to purchase up to the number of shares of Creative's common stock (the "Common Stock") set forth opposite such Purchaser's name on Schedule 2 (subject to adjustment as set forth therein) in connection with such Purchaser's purchase of the applicable Note;

WHEREAS, each Purchaser desires to purchase the applicable Note and Warrant on the terms and conditions set forth herein;

WHEREAS, Creative and the Company desire to issue and sell the applicable Note to each Purchaser on the terms and conditions set forth herein; and

WHEREAS, Creative desires to issue and sell the Warrant to each Purchaser on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
AGREEMENT

1.1 **Agreement to Sell and Purchase.** Pursuant to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.1), the Company and Creative shall sell to each Purchaser, and each Purchaser shall purchase from the Company, the applicable Note. The sale of the Notes on the Closing Date shall be known as the "Offering." The Notes will mature on the Maturity Date (as defined in the Note). Collectively, the Notes and Warrants and Common Stock issuable upon the exercise of the Warrants are referred to as the "Securities".

ARTICLE 2
FEES AND WARRANTS

2.1 **Fees and Warrants.** On the Closing Date:

(a) Creative will issue and deliver to each Purchaser a Warrant to purchase up to the number of shares of Common Stock set forth opposite its name on Schedule 2 (subject to adjustment as set forth therein) in connection with the Offering pursuant to Section 1.1 hereof. All the representations, covenants, warranties, undertakings, and indemnification, and other rights made or granted to or for the benefit of each Creditor Party by Creative are hereby also made and granted for the benefit of the holder of the related Warrant and shares of the Common Stock issuable upon exercise of such Warrant (the "Warrant Shares").

(b) Subject to the terms of Section 2(c) below, the Company and Creative shall jointly and severally pay (i) to Valens Capital Management, LLC, the investment manager of the Purchasers ("VCM"), a non-refundable payment in an amount equal to one and one half percent (1.50%) of the aggregate principal amount of the Notes, plus reasonable expenses (including legal fees and expenses) incurred in connection with the entering into of this Agreement and the Related Agreements, plus expenses incurred in connection with each of VCM's and/or Purchasers' due diligence review of the Company, Creative and their respective Subsidiaries and all other related matters, (ii) to the Purchasers, a non-refundable payment in an amount equal to one percent (1.00%) of the aggregate principal amount of the Notes; and (iii) to the Purchasers, an advance prepayment discount deposit equal to one percent (1.00%) of the aggregate principal amount of the Notes. Each of the foregoing payments in clauses (i) and (ii) shall be deemed fully earned on the Closing Date and shall not be subject to rebate or proration for any reason.

(c) The payments and the expenses referred to in the preceding clause (b) shall be paid at closing out of funds held pursuant to the Escrow Agreement (as defined below) and a disbursement letter (the "Disbursement Letter").

ARTICLE 3
CLOSING, DELIVERY AND PAYMENT

3.1 **Closing.** Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the "Closing"), shall take place on the date hereof, at such time or place as Creative and the Agent may mutually agree (such date is hereinafter referred to as the "Closing Date").

3.2 **Delivery.** Pursuant to the Escrow Agreement, at the Closing on the Closing Date, Creative will deliver to each Purchaser, among other things, the applicable Note and Warrant and such Purchaser will deliver to the Company and Creative, among other things, the amounts set forth opposite its respective name in the Disbursement Letter by certified funds or wire transfer. Each of the Company and Creative hereby acknowledge and agree that each Purchaser's

obligation to purchase the applicable Note from the Company and Creative on the Closing Date shall be contingent upon the satisfaction (or waiver by the Agent in its sole discretion) of the items and matters set forth in the closing checklist provided by the Agent to Creative on or prior to the Closing Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CREATIVE AND THE COMPANY

Each of the Company and Creative hereby represent and warrant to each Creditor Party as follows:

4.1 Organization, Good Standing and Qualification. Each of the Company and Creative and each of their respective Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and Creative, and each of their respective Subsidiaries has the power (corporate and otherwise) and authority to own and operate its properties and assets, to execute and deliver (i) this Agreement, (ii) the Notes and the Warrants, (iii) the Escrow Agreement dated as of the date hereof among the Company, Creative, the Purchaser and the escrow agent referred to therein, substantially in the form of Exhibit D hereto (as amended, modified or supplemented from time to time, the "Escrow Agreement"), (iv) the Guaranty dated the date hereof executed by the Cancable Holding Corp. ("Cancable Holding"), Cancable, Inc., Creative Vistas Acquisition Corp. ("Creative Vistas Acquisition"), A.C. Technical Systems Ltd. ("A.C. Ltd."), 2141306 Ontario Inc. ("2141306"), Cancable XL Inc. ("Cancable XL"), Iview Holding Corp. ("Iview Parent"), Iview Digital Video Solutions Inc. ("Iview") and XL Digital Services Inc. ("XL Digital" and together with the Company, Creative, Cancable Holding, Cancable, Inc., Creative Vistas Acquisition, A.C. Ltd., 2141306, Cancable XL, Iview and Iview Parent, collectively, the "Loan Parties") in favour of the Agent (the "Guaranty"), (v) the Master Security Agreement dated the date hereof granted by each of the Loan Parties in favour of the Agent (the "Master Security Agreement"), (vi) the Pledge Agreement dated the date hereof granted by Creative, the Company, Cancable Holding, Creative Vistas Acquisition, Iview Parent, Cancable XL and Brent W. Swanick in favour of the Agent (the "Stock Pledge Agreement"), (vii) the Debenture dated on or about the date hereof granted by A.C. Ltd. in favour of the Agent (the "Debenture"), (viii) the Guaranty dated the date hereof executed by Brent W. Swanick in favour of the Agent (the "Swanick Guaranty") and (ix) all other agreements related to this Agreement, the Notes and referred to herein (the preceding clauses (ii) through (ix), collectively, the "Related Agreements"), to issue and sell the Notes, to issue and sell the Warrants, and to carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted. Each of the Company and Creative, and each of their respective Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company and Creative, and their respective Subsidiaries, taken as a whole (a "Material Adverse Effect").

4.2 **Subsidiaries**. Each direct and indirect Subsidiary of each of the Company and Creative, the direct owner of such Subsidiary and its percentage ownership thereof, is set forth on Schedule 4.2. For the purpose of this Agreement, a "Subsidiary" of any person or entity means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (ii) a corporation or other entity in which such person or entity owns, directly or indirectly, more than 50% of the equity interests at such time.

4.3 **Capitalization; Voting Rights.**

(a) The authorized capital stock of Creative as of the date hereof consists of 100,000,000 shares of Common Stock, no par value of which 37,224,926 shares are issued and outstanding. The authorized capital stock of the Company as of the date hereof consists of an unlimited number of Common Shares and an unlimited number of Class A Preference Shares, of which 31,178,608 Common Shares and no Class A Preference Shares are issued and outstanding. The authorized, issued and outstanding capital stock of each Subsidiary of the Company and Creative is set forth on Schedule 4.3(a).

(b) Except as disclosed on Schedule 4.3(b), other than: (i) the shares reserved for issuance under Creative's stock option plans; (ii) shares which may be granted pursuant to this Agreement and the Related Agreements, and (iii) those shares issued or reserved for issuance to the Purchasers, there are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from Creative of any of its securities. Except as disclosed on Schedule 4.3(b), neither the offer, issuance or sale of any of Notes or the Warrants or the issuance of any of the Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of Creative or the Company outstanding, under anti dilution or other similar provisions contained in or affecting any such securities.

(c) All issued and outstanding shares of the Company's common stock (the "Company Common Stock"): (i) have been duly authorized and validly issued and are fully paid and non assessable; and (ii) were issued in compliance with all applicable provincial, state and federal laws concerning the issuance of securities. All issued and outstanding shares of Creative's Common Stock (the "Creative Common Stock"): (i) have been duly authorized and validly issued and are fully paid and non assessable; and (ii) were issued in compliance with all applicable provincial, state and federal laws concerning the issuance of securities.

(d) The rights, preferences, privileges and restrictions of the shares of the Company Common Stock are as stated in the Company's Certificate of Incorporation (the "Company Charter"). The rights, preferences, privileges and restrictions of the shares of the Creative Common Stock are as stated in Creative's Certificate of Incorporation (the "Creative Charter"). When issued in compliance with the provisions of this Agreement, the Company's Charter, and/or Creative's Charter, as applicable, the Securities will be validly issued, fully paid and non assessable, and will be free of any liens or encumbrances; provided, however, that the

Securities may be subject to restrictions on transfer under state, provincial and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed or pursuant to the terms of the Securities or of related shareholder or similar agreements entered into by the Purchasers.

4.4 **Authorization; Binding Obligations.** All corporate, partnership or limited liability company, as the case may be, action on the part of the Company, Creative and each of their respective Subsidiaries (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company, Creative and each of their respective Subsidiaries hereunder and under the other Related Agreements at the Closing and, the authorization, sale, issuance and delivery of the Notes and the Warrants has been taken or will be taken prior to the Closing. This Agreement and the Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of each of the Company, Creative and each of their respective Subsidiaries, enforceable against each such person in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and

(b) general principles of equity that restrict the availability of equitable or legal remedies.

The sale of the Notes is not and will not be subject to any pre-emptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Warrants and the subsequent exercise of the Warrants for the Warrant Shares are not and will not be subject to any pre-emptive rights or rights of first refusal that have not been properly waived or complied with.

4.5 **Liabilities**. Neither the Company, Creative nor any of their respective Subsidiaries has any contingent liabilities, except current liabilities incurred in the ordinary course of business and liabilities set forth on Schedule 4.5.

4.6 **Agreements; Action**. Except as set forth on Schedule 4.6:

(a) other than those among the Company, Creative and any one or more of their respective Subsidiaries, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company, Creative or any of their respective Subsidiaries is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, the Company, Creative or any of their respective Subsidiaries in excess of USD$100,000 (other than obligations of, or payments to, the Company, Creative or any of their respective Subsidiaries (1) to the Purchasers and (2) arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company, Creative (other than licenses arising from the purchase of "off the shelf" or other standard products); or (iii) provisions restricting the development, manufacture or distribution of the Company, Creative or any of their respective Subsidiaries' products or services; or (iv)

indemnification by the Company, Creative or any of their respective Subsidiaries with respect to infringements of proprietary rights.

(b) Since March 31, 2008 (the "Balance Sheet Date"), other than as disclosed on Creative's Securities and Exchange Commission filings, neither the Company, Creative nor any of their respective Subsidiaries has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of USD$100,000 or, in the case of indebtedness and/or liabilities individually less than USD$100,000, in excess of USD$200,000 in the aggregate; (iii) made any loans or advances to any person not in excess, individually or in the aggregate, of USD$100,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company, Creative or any of their respective Subsidiaries has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(d) Each of the Company and Creative makes and keep books, records, and accounts, that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets. Each of the Company and Creative maintains internal control over financial reporting ("Financial Reporting Controls") designed by, or under the supervision of, the Company's or Creative's principal executive and principal financial officers, and effected by the Company's or Creative's board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles ("GAAP"), including that:

(i) transactions are executed in accordance with management's general or specific authorization;

(ii) unauthorized acquisition, use, or disposition of the Company's and Creative's assets that could have a material effect on the financial statements are prevented or timely detected;

(iii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company's and Creative's receipts and expenditures are being made only in accordance with authorizations of the Company's and Creative's management and board of directors;

(iv) transactions are recorded as necessary to maintain accountability for assets; and

(v) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

4.7 **Obligations to Related Parties.** Except as set forth on Schedule 4.7, there are no obligations of the Company, Creative or any of their respective Subsidiaries to officers, directors, stockholders or employees of the Company, Creative or any of their respective Subsidiaries other than:

(a) for payment of salary for services rendered and for bonus payments;

(b) reimbursement for reasonable expenses incurred on behalf of the Company, Creative and their respective Subsidiaries;

(c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company, Creative and each of their Subsidiaries, as applicable); and

(d) obligations listed in the Company's, Creative's and each of their respective Subsidiaries Financial Statements.

Except as described above or set forth on Schedule 4.7, to the best of the Company's and Creative's knowledge, none of the officers, directors, key employees or stockholders of the Company, Creative or any of their respective Subsidiaries or any members of their immediate families, are indebted to the Company, Creative or any of their respective Subsidiaries, individually or in the aggregate, in excess of USD$50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company, Creative or any of their respective Subsidiaries is affiliated or with which the Company, Creative or any of their respective Subsidiaries has a business relationship, or any firm or corporation which competes with the Company, Creative or any of their respective Subsidiaries, other than passive investments in publicly traded companies (representing less than two percent (2%) of such company) which may compete with the Company, Creative or any of their respective Subsidiaries. Except as described above, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company, Creative or any of their respective Subsidiaries and no agreements, understandings or proposed transactions are contemplated between the Company, Creative or any of their respective Subsidiaries and any such person. Except as set forth on Schedule 4.7, neither the Company, Creative nor any of their respective Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.8 **Changes.** Since the Balance Sheet Date, except as disclosed in any Schedule to this Agreement or to any of the Related Agreements or as relating to any material agreement entered into with the Purchasers, there has not been:

(a) any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company, Creative or any of their respective Subsidiaries, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any resignation or termination (constructive or otherwise) of any officer, key employee or group of employees of the Company, Creative or any of their respective Subsidiaries;

(c) any material change, except in the ordinary course of business, in the contingent obligations of the Company, Creative or any of their respective Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) any damage, destruction or loss, whether or not covered by insurance, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) any waiver by the Company, Creative or any of their respective Subsidiaries of a valuable right or of a material debt owed to it;

(f) any direct or indirect loans made by the Company, Creative or any of their respective Subsidiaries to any stockholder, employee, officer or director of the Company, Creative or any of their respective Subsidiaries, other than advances made in the ordinary course of business;

(g) any material increase in any compensation arrangement or agreement with any key employee, officer, director or stockholder of the Company, Creative or any of their respective Subsidiaries;

(h) any declaration or payment of any dividend or other distribution of the assets of the Company, Creative or any of their respective Subsidiaries;

(i) any labor organization activity related to the Company, Creative or any of their respective Subsidiaries;

(j) any debt, obligation or liability incurred, assumed or guaranteed by the Company, Creative or any of their respective Subsidiaries in excess of a principal amount of USD$300,000 in the aggregate, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k) any sale, assignment or transfer of any material patents, trademarks, copyrights, trade secrets or other intangible assets owned by the Company, Creative or any of their respective Subsidiaries other than in the ordinary course of business;

(l) any change in any material agreement to which the Company, Creative or any of their respective Subsidiaries is a party or by which either the Company, Creative or any of their respective Subsidiaries is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m) any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n) any arrangement or commitment by the Company, Creative or any of their respective Subsidiaries to do any of the acts described in subsection (a) through (m) above.

4.9 Title to Properties and Assets; Liens, Etc.

Except as set forth on Schedule 4.9, each of the Company, Creative and each of their respective Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:

(a) those resulting from taxes which have not yet become delinquent;

(b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, Creative Parent or any of their respective Subsidiaries; and

(c) those that have otherwise arisen in the ordinary course of business.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company, Creative and their respective Subsidiaries are in operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth on Schedule 4.9, the Company, Creative and their respective Subsidiaries are in material compliance with all material terms of each lease to which it is a party or is otherwise bound.

4.10 Intellectual Property.

(a) Each of the Company, Creative and each of their respective Subsidiaries owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and to the Company's and Creative's knowledge, as presently proposed to be conducted (the "Intellectual Property"), without any known infringement of the rights of others. Except as set forth on Schedule 4.10(a), there are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company, Creative or any of their respective Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products.

(b) Neither the Company, Creative nor any of their respective Subsidiaries has received any communications alleging that any of the Company, Creative or any of their respective Subsidiaries has violated any of the patents, trademarks, service marks, trade names,

copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company, Creative or any of their respective Subsidiaries aware of any basis favourable.

(c) Neither the Company nor Creative believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, Creative or any of their respective Subsidiaries, except for inventions, trade secrets or proprietary information that have been rightfully assigned to the Company, Creative or any of their respective Subsidiaries.

4.11 **Compliance with Other Instruments.** Neither the Company, Creative nor any of their respective Subsidiaries is in violation or default of (x) any term of its Charter or Bylaws, or (y) of any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Notes by each of the Company and Creative and the other Securities by the Company and Creative each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company, Creative or any of their respective Subsidiaries or the suspension, revocation, impairment, forfeiture or non renewal of any permit, license, authorization or approval applicable to the Company or Creative its business or operations or any of its assets or properties that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.12 **Litigation.** Except as set forth on Schedule 4.12 hereto, there is no action, suit, proceeding or investigation pending or, to the Company's or Creative's knowledge, currently threatened against the Company, Creative or any of their respective Subsidiaries that prevents the Company, Creative or any of their respective Subsidiaries from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company or Creative or any of their respective Subsidiaries, nor is the Company or Creative aware that there is any basis to assert any of the foregoing. Neither the Company, Creative nor any of their respective Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or Creative or any of their respective Subsidiaries currently pending or which the Company or Creative or any of their respective Subsidiaries intends to initiate.

4.13 **Tax Returns and Payments.** Except as set forth on Schedule 4.13, each of the Company, Creative and each of their respective Subsidiaries has timely filed or received an extension to file all tax returns (federal, state, provincial and local) required to be filed by it. Except as set forth on Schedule 4.13, all taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company, Creative or any of

their respective Subsidiaries on or before the Closing, have been paid or will be paid prior to the time they become delinquent unless the Company, Creative or such Subsidiary is contesting such taxes in good faith and has allocated sufficient reserves. Except as set forth on Schedule 4.13, neither the Company, Creative nor any of their respective Subsidiaries has been advised:

(a) that any of its returns, federal, state, provincial or other, have been or are being audited as of the date hereof; or

(b) of any deficiency in assessment or proposed judgment to its federal, state, provincial or other taxes.

Neither the Company nor Creative has knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement for which a sufficient and appropriate reserve has not been made (if determined reasonable and necessary by management of the Company and/or Creative in the exercise of its reasonable business judgment).

4.14 **Employees**. Except as set forth on Schedule 4.14, neither the Company, Creative nor any of their respective Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's or Creative's knowledge, threatened with respect to the Company, Creative or any of their respective Subsidiaries. Except as disclosed on Schedule 4.14, neither the Company, Creative nor any of their respective Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company's and Creative's knowledge, no employee of the Company, Creative or any of their respective Subsidiaries, nor any consultant with whom the Company, Creative or any of their respective Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, Creative or any of their respective Subsidiaries because of the nature of the business to be conducted by the Company, Creative or any of their respective Subsidiaries; and to the Company's and Creative's knowledge, the continued employment by the Company, Creative or any of their respective Subsidiaries of its present employees, and the performance of the Company's, Creative's and their respective Subsidiaries' contracts with its independent contractors, will not result in any such violation. Neither the Company, Creative nor any of their respective Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company, Creative or any of their respective Subsidiaries. Neither the Company, Creative nor any of their respective Subsidiaries has received any notice alleging that any such violation has occurred. Except for employees who have a current effective employment agreement with the Company, Creative or any of their respective Subsidiaries, no employee of the Company, Creative or any of their respective Subsidiaries has been granted the right to continued employment by the Company, Creative or any of their respective Subsidiaries or to any material compensation following termination of employment with the Company, Creative or any of their respective Subsidiaries (other than as required law). Except as set forth on Schedule 4.14, neither the Company or Creative is aware that any officer, key employee or group of employees intends to

terminate his, her or their employment with the Company, Creative or any of their respective Subsidiaries, nor does the Company, Creative or any of their respective Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

4.15 **Registration Rights and Voting Rights.** Except (i) in connection with this Agreement, the Related Agreements and any agreement entered into between Creative, its Subsidiaries and the Purchasers, and (ii) as set forth on Schedule 4.15, neither the Company, Creative nor any of their respective Subsidiaries is presently under any obligation, and neither the Company, Creative nor any of their respective Subsidiaries has granted any rights to register any of the Company's, Creative's or their respective Subsidiaries' presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth on Schedule 4.15 to the Company's, Creative's knowledge, no stockholder of the Company, Creative or any of their respective Subsidiaries has entered into any agreement with respect to the voting of equity securities of the Company, Creative or any of their respective Subsidiaries.

4.16 **Compliance with Laws; Permits.** Neither the Company, Creative nor any of their respective Subsidiaries is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Securities, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. Each of the Company, Creative and their respective Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17 **Environmental and Safety Laws.** Neither the Company, Creative nor any of their respective Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Except as set forth on Schedule 4.17, no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company, Creative or any of their respective Subsidiaries or, to the Company's or Creative's knowledge, by any other person or entity on any property owned, leased or used by the Company, Creative or any of their respective Subsidiaries. For the purposes of the preceding sentence, "Hazardous Materials" shall mean:

(a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, provincial, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; or

(b) any petroleum products or nuclear materials.

4.18 **Valid Offering**. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the prospectus and registration requirements of the *Securities Act* (Ontario) (the "Securities Act") and from the registration requirements of the *Securities Act of 1933*, as amended (the "US Securities Act"), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state and provincial securities laws.

4.19 **Full Disclosure**. Each of the Company, Creative and each of their respective Subsidiaries has provided the Purchasers with all information requested by the Purchasers in connection with its decision to purchase the Notes and the Warrants, including all information the Company, Creative and their respective Subsidiaries believe is reasonably necessary to make such investment decision. Neither this Agreement, the Related Agreements, the exhibits and schedules hereto and thereto nor any other document delivered by the Company, Creative or any of their respective Subsidiaries to the Creditor Parties or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Any financial projections and other estimates provided to the Creditor Parties by Creative or any of its Subsidiaries were based on the Company's, Creative's and their respective Subsidiaries' experience in the industry and on assumptions of fact and opinion as to future events which the Company, Creative or any of their respective Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.

4.20 **Insurance**. Each of the Company, Creative and each of their respective Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which Creative believes are customary for companies similarly situated to each of the Company, Creative and their respective Subsidiaries in the same or similar business.

4.21 **Financial Statements**. Creative has furnished the Agent (or filed with the SEC) with copies of: Creative's consolidated audited balance sheet, statement of retained earnings, statement of operations and statement of cash flows for the fiscal years ended 2007, 2006 and 2005 (collectively, the "Financial Statements"). Such Financial Statements have been prepared in accordance with generally accepted accounting principles as in effect in the United States, in each case, applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations, the retained earnings and the cash flows of Creative and the Company and its subsidiaries, as of, and for, the periods presented in, each such Financial Statement.

4.22 **Dilution**. Creative specifically acknowledges that its obligation to issue the shares of Creative Common Stock upon exercise of the Warrants is binding upon Creative and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of Creative.

4.23 **Patriot Act**. Creative certifies that, to the best of Creative's and the Company's knowledge, neither Creative, the Company nor any of their respective Subsidiaries has been designated, and is not owned or controlled, by a "suspected terrorist" as defined in Executive Order 13224. Creative hereby acknowledges that the Creditor Parties seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Creative hereby represents, warrants and agrees that: (i) none of the cash or property that Creative, the Company or any of their respective Subsidiaries will pay or will contribute to the Purchaser has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by Creative, the Company or any of their respective Subsidiaries to the Creditor Parties, to the extent that they are within Creative's, the Company's and/or their respective Subsidiaries' control shall cause the Creditor Parties to be in violation of the United States *Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti Terrorist Financing Act of 2001*. Creative shall promptly notify the Creditor Parties if any of these representations ceases to be true and accurate regarding Creative, the Company or any of their respective Subsidiaries. Creative agrees to provide the Creditor Parties any additional information regarding Creative, the Company or any of their respective Subsidiaries that the Creditor Parties deem necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Creative understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, the Creditor Parties may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of the Creditor Parties' investment in Creative. Creative further understands that the Agent may release confidential information about Creative, the Company and their respective Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if the Agent, in its sole discretion, determines that it is in the best interests of the Creditor Parties in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

4.24 **ERISA**. Based upon the *Employee Retirement Income Security Act of 1974* ("ERISA"), and the regulations and published interpretations thereunder: (i) neither Creative nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the *Internal Revenue Code of 1986*, as amended (the "Code")); (ii) each of Creative, the Company and each of their respective Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) neither Creative, the Company nor any of their respective Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither Creative, the Company nor any of their respective Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Creative's, the Company's or such Subsidiary's employees; and (v) neither Creative, the Company nor any of their respective Subsidiaries has withdrawn, completely or partially, from any multi employer pension plan so as to incur liability under the *Multiemployer Pension Plan Amendments Act of 1980*; which liability is unpaid as of the date hereof.

4.25 **Bank Accounts.** Schedule 4.25 sets out each bank account maintained by Creative, the Company and their respective Subsidiaries which, in the ordinary course of business from time to time, may have in excess of Cdn.$50,000 on deposit.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser hereby represents and warrants, severally and not jointly, to Creative as follows (such representations and warranties do not lessen or obviate the representations and warranties of Creative set forth in this Agreement):

5.1 **No Shorting**. The Purchaser or any of its affiliates and investment partners has not, will not and will not cause any person or entity to directly engage in "short sales" of Creative's Common Stock as long as the Notes shall be outstanding.

5.2 **Requisite Power and Authority**. The Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All corporate action on such Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and

(b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

5.3 **Investment Representations**.

(a) Valens Offshore SPV II, Corp. is resident in the jurisdiction of the Cayman Islands and Valens U.S. SPV I, LLC is resident in the jurisdiction of Delaware.

(b) The Purchaser is acquiring the Securities for investment only and not with a view to resale or distribution in violation of any securities laws.

(c) The Purchaser is not a party to, and is not acting in concert with a person who is party to: (A) an agreement to transfer such Purchaser's legal or beneficial interest in the Securities; or (B) an agreement to grant a participating interest in the Securities.

(d) As the Securities purchased hereunder are subject to resale restrictions under the Securities Act, the Purchaser shall comply with all securities laws concerning any resale of the Securities purchased hereunder and shall consult with his, her or its own legal advisors with respect to such compliance.

(e) If required by applicable securities laws, the Purchaser will execute, deliver, file and otherwise assist Creative in filing such reports, undertakings and other documents with respect to the issuance of the Securities as may be required.

(f) The Purchaser is purchasing the Securities as principal for its own account and not as a nominee or agent.

(g) The Purchaser is an "accredited investor" as such term is defined in Rule 45-106 of the Ontario Securities Commission ("OSC").

(h) The Purchaser understands that the Securities are being offered and sold pursuant to an exemption from prospectus and registration requirements contained in the Securities Act based upon such Purchaser's representations contained in this Agreement, including, without limitation, that such Purchaser is an "accredited investor" as such term is defined in Rule 45-106 of the OSC.

(i) The Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act.

(j) The Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the US Securities Act based in part upon such Purchaser's representations contained in the Agreement, including, without limitation, that such Purchaser is an "accredited investor" within the meaning of Regulation D under the U.S. Securities Act.

(k) The Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Notes and the Warrant to be purchased by it under this Agreement and the Warrant Shares acquired by it upon the exercise of the Warrant. The Purchaser further confirms that it has had an opportunity to ask questions and receive answers from Creative regarding Creative's, the Company's and their respective Subsidiaries' business, management and financial affairs and the terms and conditions of the Offering, the Notes and the Warrant and the Securities and to obtain additional information (to the extent Creative possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Purchaser or to which the Purchaser had access.

5.4 **Purchaser Bears Economic Risk**. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Creative so that it is capable of evaluating the merits and risks of its investment in Creative and has the capacity to protect its own interests. The Purchaser must bear the economic risk of this investment until the Securities are sold pursuant to: (i) an effective registration statement under the Securities Act or the US Securities Act; or (ii) an exemption from registration is available with respect to such sale.

5.5 **Acquisition for Own Account**. The Purchaser is acquiring the applicable Note, and the Warrant, and the Warrant Shares for such Purchaser's own account for investment only,

and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

5.6 **Purchaser Can Protect Its Interest**. The Purchaser represents that by reason of its, or of its management's, business and financial experience, the Purchaser has the capacity to evaluate the merits and risks of its investment in the Notes and the Warrants and the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements. Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Related Agreements.

5.7 **Legends**.

(a) The Notes shall bear substantially the following legend:

> "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.
>
> THIS NOTE IS REGISTERED WITH THE AGENT PURSUANT TO SECTION 10.4(B) OF THE PURCHASE AGREEMENT (AS DEFINED BELOW). TRANSFER OF ALL OR ANY PORTION OF THIS NOTE IS PERMITTED SUBJECT TO THE PROVISIONS SET FORTH IN SUCH SECTION 10.4(B) WHICH REQUIRE, AMONG OTHER THINGS, THAT NO TRANSFER IS EFFECTIVE UNTIL THE TRANSFEREE IS REFLECTED AS SUCH ON THE REGISTRY MAINTAINED WITH THE AGENT PURSUANT TO SUCH SECTION 10.4(B)."

(b) The Warrants shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

> "THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR

(B) AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

ARTICLE 6
COVENANTS OF CREATIVE AND THE COMPANY

Each of Creative and the Company covenants and agrees with each Creditor Party as follows:

6.1 **Stop-Orders**. Creative will advise the Agent, promptly after it receives notice of issuance by the SEC or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of Creative, or of the suspension of the qualification of the Common Stock of Creative for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

6.2 **Use of Funds**. Creative agrees that it will use the proceeds of the sale of the Notes and the Warrant to repay certain indebtedness of Creative to the Purchasers and for general working capital purposes. The Company agrees that it will use the proceeds of the Notes for general working capital purposes.

6.3 **Reporting Requirements**. Creative will deliver, or cause to be delivered, to the Agent each of the following, which shall be in form and detail acceptable to the Agent:

(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Creative, unless Creative files Form 12b-25, Notification of Late Filing with the SEC, in which case within 100 days after the end of such fiscal year of Creative, each of Creative's and each of its Subsidiaries' audited financial statements with a report of independent certified public accountants of recognized standing selected by Creative and acceptable to the Agent (the "Accountants"), which annual financial statements shall be without qualification and shall include each of Creative's and each of its Subsidiaries' balance sheet as at the end of such fiscal year and the related statements of each of Creative's and each of its Subsidiaries' income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include Creative, each Subsidiary of Creative and each of their respective affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) if and when available, copies of any management letters prepared by the Accountants; and (ii) a certificate of Creative's President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in the applicable Notes) and, if so, stating in reasonable detail the facts with respect thereto;

(b) As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of Creative, unless Creative files Form 12b-25, Notification of Late Filing with the SEC, in which case within 55 days after the end of such fiscal quarter of Creative, an unaudited/internal balance sheet and statements of income,

retained earnings and cash flows of Creative and each of its Subsidiaries as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidating and consolidated basis to include all of Creative, the Company, each Subsidiary of Creative and each of their respective affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of Creative's President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in the applicable Notes) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

6.4 **Access to Facilities**. To the extent permitted by applicable securities laws and regulations, each of Creative, the Company and each of their respective Subsidiaries will permit any representatives designated by the Agent (or any successor of the Agent), upon reasonable advance notice and during normal business hours, at such person's expense and accompanied by a representative of Creative, to:

(a) visit and inspect any of the properties of Creative, the Company or any of their respective Subsidiaries;

(b) examine the corporate and financial records of Creative, the Company or any of their respective Subsidiaries (unless such examination is not permitted by federal, state, provincial or local law or by contract) and make copies thereof or extracts therefrom; and

(c) discuss the affairs, finances and accounts of Creative, the Company or any of their respective Subsidiaries with the directors, officers and independent accountants of Creative, the Company or any of their respective Subsidiaries.

Notwithstanding the foregoing, neither Creative, the Company nor any of their respective Subsidiaries will provide any material, non-public information to the Agent unless the Agent signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

6.5 **Taxes**. Each of Creative, the Company and each of their respective Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of Creative, the Company and their respective Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if Creative, the Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto, and provided, further, that Creative, the Company and their respective Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

If Creative, Company or any of their respective Subsidiaries shall be required by law to deduct or withhold in respect of any and all present or future taxes, levies, imposts, deductions and other governmental charges or withholdings, and all interest, penalties and other liabilities with respect thereto, imposed by any jurisdiction (or any political subdivision thereof) ("Taxes") other than, with respect to the Purchasers, any Taxes (including income, branch profits or franchise taxes) imposed on or measured by its net income ("Indemnified Taxes") from or in respect of any sum payable hereunder to any Creditor Party, then:

(a) the sum payable shall be increased by such additional amount (the "Additional Amount") as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to such Additional Amount) such Creditor Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(b) Creative, the Company or such Subsidiary shall make the appropriate deductions or withholdings and shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law;

(c) within thirty (30) days after the date of such payment, upon such Creditor Party's request, Creative, the Company or such Subsidiary shall furnish to such Creditor Party the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to such Creditor Party;

(d) if Creative, the Company or such Subsidiary fails to pay amounts in accordance with paragraph (b) above, Creative, the Company or such Subsidiary shall indemnify such Creditor Party for any incremental Indemnified Taxes that is paid by such Creditor Party as a result of the failure;

(e) Creative and/or the Company will indemnify such Creditor Party for the full amount of any Taxes imposed by any jurisdiction and paid by such Creditor Party with respect to any Additional Amount payable pursuant to paragraph (a) above and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes are correctly asserted; and

(f) the indemnification contemplated in paragraphs (d) and (e) above shall be made within 30 days from the date such Creditor Party makes written demand favourable (which demand shall identify the nature and amount of Taxes for which indemnification is being sought and shall include a copy of the relevant portion of any written assessment from the governmental authority demanding payment of such Taxes).

6.6 **Insurance**. Each of Creative, the Company and their respective Subsidiaries will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated as Creative, the Company and their respective Subsidiaries; and Creative, the Company and their respective Subsidiaries will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to

persons and property to the extent and in the manner which Creative reasonably believes is customary for companies in similar business similarly situated as Creative, the Company and their respective Subsidiaries and to the extent available on commercially reasonable terms. Creative, the Company and each of their respective Subsidiaries will jointly and severally bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to any Creditor Party as security for its obligations hereunder and under the Related Agreements. At Creative's, the Company's and each of their respective Subsidiaries' joint and several cost and expense in amounts and with carriers reasonably acceptable to the Agent, Creative, the Company and each of their respective Subsidiaries shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Creative's, the Company's or their respective Subsidiary's including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Creative's, the Company's or their respective Subsidiary's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Creative, the Company or any of their respective Subsidiaries either directly or through governmental authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Creative, the Company or their respective Subsidiary is engaged in business; and (v) furnish the Agent with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, (y) excepting Creative's workers' compensation policy, endorsements to such policies naming Agent as "co-insured" or "additional insured" and appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as loss payee, and (z) evidence that as to the Agent the insurance coverage shall not be impaired or invalidated by any act or neglect of Creative, the Company or any Subsidiary and the insurer will provide Agent with at least thirty (30) days notice prior to cancellation. So long as the Notes remain outstanding, Creative, the Company and each of their respective Subsidiaries shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Creative, the Company and/or their respective Subsidiaries and Agent jointly. In the event that as of the date of receipt of each loss recovery upon any such insurance, the Agent has not declared an event of default with respect to this Agreement or any of the Related Agreements, then Creative, the Company and/or such Subsidiary shall be permitted to direct the application of such loss recovery proceeds toward investment in property, plant and equipment that would comprise "Collateral" secured by the Creditor Parties' security interest pursuant to its security agreement, with any surplus funds to be applied toward payment of the obligations of Creative and the Company to the Creditor Parties. In the event that the Agent has properly declared an event of default with respect to this Agreement or any of the Related Agreements, then all loss recoveries received by any Creditor Party upon any such insurance thereafter may be applied to the obligations of Creative and the Company hereunder and under the Related Agreements, in such order as the Agent may determine. Any surplus (following satisfaction of all Creative's and Company's obligations to the Creditor Parties) shall be paid by Agent to Creative or the Company or applied as may be otherwise required by law.

Any deficiency thereon shall be paid by Creative, the Company or their respective Subsidiaries, as applicable, to the Agent, on demand. Notwithstanding anything herein or in any Related Agreement to the contrary, the Company and Creative shall obtain customary insurance and name the Agent as an additional insured and loss payee thereunder as soon as practicable following the Closing Date, and in any event within thirty days following the Closing Date.

6.7 **Intellectual Property**. Each of Creative, the Company and each of their respective Subsidiaries shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

6.8 **Properties**. Each of Creative, the Company and each of their respective Subsidiaries will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and each of Creative, the Company and each of their respective Subsidiaries will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.9 **Confidentiality**. Each of Creative and the Company on behalf of itself and its successors, assigns and Affiliates, agrees to use its best efforts to maintain as confidential all confidential information provided to it by any Creditor Party, including, but not limited to, financial statements, certificates, reports, agreements and information, financial results, information that may constitute material non-public information and other information considered by any Creditor Party to be confidential and proprietary and to use such information in compliance with all applicable laws, solely for the purpose of and as necessary to fulfill its obligations under this Agreement and will not reveal it to any third party without the express written consent of the Agent. Each of Creative and the Company will take appropriate measures to prevent its agents, employees and subcontractors from using or disclosing any such confidential information, except as is expressly permitted under this Agreement. Each of Creative and the Company agrees that it will not disclose, and will not include in any public announcement, the name of any Creditor Party, unless expressly agreed to by the Agent or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement and upon notice to the Agent. Notwithstanding the foregoing, Creative and the Company may disclose a Creditor Party's identity and the terms of this Agreement to its current and prospective debt and equity financing sources and in its filings with the SEC.

6.10 **Required Approvals**. Each of Creative and the Company, without the prior written consent of the Agent, shall not, and shall not permit any of their respective Subsidiaries to:

(a) (i) directly or indirectly declare or pay any dividends, other than dividends paid to Creative, the Company or any of their respective wholly-owned Subsidiaries, (ii) issue any preferred stock that is mandatorily redeemable prior to the one year anniversary of Maturity Date (as defined in each of the Notes) or (iii) redeem any of its preferred stock or other equity interests other than, in the case of (i), contributions to the corporate expenses and overhead of Creative and all

management services and analogous fees paid to Creative not to exceed Cdn$350,000 per annum and (ii) repayment to A.C. Ltd. for monthly expenses paid by A.C. Ltd. on behalf of Iview;

(b) liquidate, dissolve or effect a material reorganization (it being understood that in no event shall Creative and/or the Company dissolve, liquidate or merge with any other person or entity (unless Creative and/or the Company is the surviving entity, as applicable));

(c) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict Creative's, the Company's or any of their respective Subsidiaries right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby;

(d) materially alter or change the scope of the business of Creative, the Company and their respective Subsidiaries taken as a whole (other than as necessary or desirable to align such businesses with that of Creative or its Subsidiaries);

(e) (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt and debt incurred to finance the purchase of equipment (not in excess of five percent (5%) of the fair market value of Creative's, the Company's and their respective Subsidiaries' assets) whether secured or unsecured other than (x) Creative's and the Company's indebtedness to the Creditor Parties, (y) indebtedness set forth on Schedule 6.12(e) attached hereto and made a part hereof and any refinancings or replacements thereof on terms no less favourable to the Creditor Parties than the indebtedness being refinanced or replaced, and (z) any debt incurred in connection with the purchase of assets in the ordinary course of business, or any refinancings or replacements thereof on terms no less favourable to the Creditor Parties than the indebtedness being refinanced or replaced; (ii) cancel any debt owing to it in excess of USD$100,000 in the aggregate during any 12 month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by Creative and/or the Company for deposit or collection or similar transactions in the ordinary course of business or guarantees of indebtedness otherwise permitted to be outstanding pursuant to this clause (e);

(f) create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of Creative or the Company and (ii) such Subsidiary becomes party to the Master Security Agreement, the Stock Pledge Agreement and the Guaranty (in each case, either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) and, to the extent reasonably required by the Agent, satisfies each condition of this Agreement and the Related Agreements as if such Subsidiary were a Subsidiary on the Closing Date; or

(g) issue or sell any of the share capital in Creative and/or the Company or any rights, warrants or securities convertible into or exercisable or exchangeable for any share in the capital of Creative and/or the Company.

6.11 **Opinion**. On the Closing Date, Creative will deliver to the Agent an opinion reasonably acceptable to the Agent from Creative's external corporate legal counsel in the form of Exhibit C hereto. Creative will provide, at Creative's expense, such other legal opinions in the future as are deemed reasonably necessary by the Agent (and acceptable to the Agent) in connection with issues of withholding tax, the sale of any Note or the exercise of any Warrant.

6.12 **Margin Stock**. Creative will not permit any of the proceeds of Notes or the Warrant to be used directly or indirectly to "purchase" or "carry" "margin stock" or to repay indebtedness incurred to "purchase" or "carry" "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

6.13 **Financing Right of First Refusal**.

(a) For a period of one hundred eighty (180) days following the Closing Date, each of Creative and the Company hereby grants to the Purchasers a right of first refusal to provide any Additional Financing (as defined below) to be issued by Creative, the Company and/or any of their respective Subsidiaries, subject to the following terms and conditions. From and after the date hereof, prior to the incurrence of any additional indebtedness and/or the sale or issuance of any equity interests of Creative, the Company or any of their respective Subsidiaries (other than (i) pursuant to options, warrants or other obligations to issue shares outstanding on the date hereof as disclosed to the Agent in writing; (ii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by Creative or the Company; or (iii) securities issued pursuant to acquisitions or strategic transactions the primary purpose of which is not raising capital, so long as, in the case of this clause (iii), such shares of Common Stock so issued (or securities convertible into Common Stock so issued) are restricted and do not become freely or publicly traded in any respect prior to the two year anniversary of the issuance thereof) (each, an "Additional Financing"), Creative, the Company and/or any of their respective Subsidiaries, as the case may be, shall notify the Agent of its intention to enter into such Additional Financing. In connection therewith, Creative, the Company and/or the applicable Subsidiary thereof shall submit a fully executed term sheet (a "Proposed Term Sheet") to the Agent setting forth the terms, conditions and pricing of any such Additional Financing (such financing to be negotiated on "arm's length" terms and the terms thereof to be negotiated in good faith) proposed to be entered into by Creative, the Company and/or such Subsidiary. The Agent shall have the right, but not the obligation, to deliver its own proposed term sheet (the "Purchaser Term Sheet") setting forth the terms and conditions upon which a Purchaser would be willing to provide such Additional Financing to Creative, the Company and/or such Subsidiary. The Purchaser Term Sheet shall contain terms no less favourable to Creative, the Company and/or the Subsidiary

than those outlined in Proposed Term Sheet. The Agent shall deliver such Purchaser Term Sheet within ten business days of receipt of each such Proposed Term Sheet. If the provisions of the Purchaser Term Sheet are at least as favourable to Creative, the Company and/or such Subsidiary, as the case may be, as the provisions of the Proposed Term Sheet, Creative, the Company and/or such Subsidiary shall (a) either enter into and consummate the Additional Financing transaction outlined in the Purchaser Term Sheet or (b) choose not to consummate such Additional Financing, in which case Creative and the Company shall be obligated to comply with the provisions of this Section 6.13 with respect to any future potential financing.

(b) Creative and the Company will not, and will not permit their respective Subsidiaries to, agree, directly or indirectly, to any restriction with any person or entity which limits the ability of the Purchasers to consummate an Additional Financing with Creative, the Company or any of their respective Subsidiaries.

6.14 **Account Agreements**. Forthwith following the Closing Date, Creative and the Company shall, and shall cause their respective Subsidiaries to, enter into agreements with the Agent and each bank at which an account identified in Schedule 4.25 is maintained, affording the Agent sole dominion and control over the account upon the occurrence and during the continuation of an event of default under the applicable Note. Creative and the Company shall, and shall cause their respective Subsidiaries to, enter into a comparable agreement in relation to any account opened following the date hereof which may, in the ordinary course of business from time to time, have in excess of USD$50,000 on deposit.

ARTICLE 7
COVENANTS OF THE PURCHASERS

Each Purchaser covenants and agrees with Creative as follows:

7.1 **Confidentiality**. The Purchaser on behalf of itself and its successors, assigns and Affiliates, agrees to use its best efforts to maintain as confidential all confidential information provided to it by Creative, including, but not limited to, financial statements, certificates, reports, agreements and information, financial results, information that may constitute material non-public information and other information considered by Creative to be confidential and proprietary and to use such information in compliance with all applicable laws, solely for the purpose of and as necessary to fulfill its obligations under this Agreement and will not reveal it to any third party without the express written consent of Creative. The Purchaser will take appropriate measures to prevent its agents, employees and subcontractors from using or disclosing any such confidential information, except as is expressly permitted under this Agreement. The Purchaser agrees that it will not disclose, and will not include in any public announcement, the name of Creative, unless expressly agreed to by Creative or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement and upon notice to Creative.

7.2 **Non-Public Information**. The Purchaser agrees not to effect any sales in the shares of Creative's Common Stock while in possession of material, non-public information regarding Creative if such sales would violate applicable securities law.

7.3 **Limitation on Acquisition of Common Stock of Creative**. Notwithstanding anything to the contrary contained in this Agreement, any Related Agreement or any document, instrument or agreement entered into in connection with any other transactions between the Purchaser and Creative, the Purchaser may not acquire stock in Creative (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in Creative, or otherwise, and such contracts, options, warrants, conversion or other rights shall not be enforceable or exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by Creative to the Purchaser not to qualify as "portfolio interest" within the meaning of Section 881(c)(2) of the Code, by reason of Section 881(c)(3) of the Code, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the "Stock Acquisition Limitation"). The Stock Acquisition Limitation shall automatically become null and void without any notice to Creative upon the earlier to occur of either (a) Creative's delivery to the Purchaser of a Notice of Redemption (as defined in the applicable Note) or (b) the existence of an Event of Default (as defined in the applicable Note or any other note issued by Creative to the Purchaser) at a time when the average closing price of the common stock as reported by Bloomberg, L.P. on the Principal Market for the immediately preceding five trading days is greater than or equal to the average closing price of Creative's common stock as reported by Bloomberg, L.P. in the Principal Market for the five trading days before Closing.

ARTICLE 8
COVENANTS OF CREATIVE, THE COMPANY AND THE PURCHASERS REGARDING INDEMNIFICATION

8.1 **Company Indemnification**. Each of Creative and the Company agrees to indemnify, hold harmless, reimburse and defend the Creditor Parties, each of the Creditor Parties' officers, directors, agents, affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon such Creditor Party which results, arises out of or is based upon: (i) any misrepresentation by Creative, the Company or any of their respective Subsidiaries or breach of any warranty by Creative, the Company or any of their respective Subsidiaries in this Agreement, any other Related Agreement or in any exhibits or schedules attached hereto or thereto; or (ii) any breach or default in performance by Creative, the Company or any of their respective Subsidiaries of any covenant or undertaking to be performed by Creative, the Company or any of their respective Subsidiaries hereunder, under any other Related Agreement or any other agreement entered into by Creative, the Company and/or any of their respective Subsidiaries and such Creditor Party relating hereto or thereto.

8.2 **Purchaser's Indemnification**. Each Purchaser agrees to indemnify, hold harmless, reimburse and defend Creative and the Company and each of Creative's and the Company's officers, directors, agents, affiliates, control persons and principal shareholders, at all times against any claim, cost, expense, liability, obligation, loss or damage (including reasonable

legal fees) of any nature, incurred by or imposed upon Creative and/or the Company which results, arises out of or is based upon: (i) any misrepresentation by such Purchaser or breach of any warranty by such Purchaser in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (ii) any breach or default in performance by such Purchaser of any covenant or undertaking to be performed by such Purchaser hereunder, under any other Related Agreement; or any other agreement entered into by Creative and/or the Company and such Purchaser relating hereto or thereto.

ARTICLE 9
REGISTRATION RIGHTS

9.1 **Offering Restrictions**. Neither Creative, the Company nor any of their respective Subsidiaries will, prior to the full repayment of the Notes (together with all accrued and unpaid interest and fees related thereto), (x) enter into any equity line of credit agreement or similar agreement or (y) issue, or enter into any agreement to issue, any securities with a variable/floating conversion and/or pricing feature which are or could be (by conversion or registration) free-trading securities (i.e. common stock subject to a registration statement).

ARTICLE 10
MISCELLANEOUS

10.1 **Governing Law, Jurisdiction and Waiver of Jury Trial**.

(a) THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b) EACH OF CREATIVE AND THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY AND/OR CREATIVE, ON THE ONE HAND, AND ANY CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED AGREEMENTS; PROVIDED, THAT EACH CREDITOR PARTY, CREATIVE AND THE COMPANY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY CREDITOR PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL (AS DEFINED IN THE MASTER SECURITY

AGREEMENT) OR ANY OTHER SECURITY FOR THE OBLIGATIONS (AS DEFINED IN THE MASTER SECURITY AGREEMENT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY CREDITOR PARTY. EACH OF CREATIVE AND THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF CREATIVE AND THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH OF CREATIVE AND THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 10.8 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF CREATIVE'S OR THE COMPANY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY CREDITOR PARTY AND/OR THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

10.2 **Severability**. Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid or illegal under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity or illegality, without invalidating the remainder of such provision or the remaining provisions thereof which shall not in any way be affected or impaired thereby.

10.3 **Survival**. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Creditor Party and the closing of the transactions contemplated hereby to the extent provided therein. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of Creative and/or the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by Creative and/or the Company hereunder

solely as of the date of such certificate or instrument. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the obligations arising hereunder, under the Notes and under the other Related Agreements.

10.4 Successors.

(a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person or entity which shall be a holder of the Securities from time to time, other than the holders of Common Stock which has been sold by any Purchaser pursuant to Rule 144 or an effective registration statement. Each Purchaser may assign any or all of the Obligations to any Person and, subject to acceptance and recordation thereof by the Agent pursuant to Section 10.4(b) and receipt by the Agent of a copy of the agreement or instrument pursuant to which such assignment is made (each such agreement or instrument, an "Assignment Agreement"), any such assignee shall succeed to all of such Purchaser's rights with respect thereto. Upon such assignment, such Purchaser shall be released from all responsibility for the Collateral (as defined in the Master Security Agreement, the Stock Pledge Agreement and each other security agreement, mortgage, cash collateral deposit letter, pledge and other agreements which are executed by Creative, the Company or any of their Subsidiaries in favor of any Creditor Party) to the extent same is assigned to any transferee. Each Purchaser may from time to time sell or otherwise grant participations in any of the Obligations (as defined in the Master Security Agreement) and the holder of any such participation shall, subject to the terms of any agreement between such Purchaser and such holder, be entitled to the same benefits as such Purchaser with respect to any security for the Obligations (as defined in the Master Security Agreement) in which such holder is a participant. Creative and the Company agree that each such holder may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its participation in the Obligations (as defined in the Master Security Agreement) as fully as though Creative and/or the Company were directly indebted to such holder in the amount of such participation. Neither Creative nor the Company may assign any of its rights or obligations hereunder without the prior written consent of the Agent. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the respective representatives, successors and permitted assigns of Creative and the Company.

(b) The Agent shall maintain, or cause to be maintained, for this purpose only as agent of Creative and the Company, (i) a copy of each Assignment Agreement delivered to it and (ii) a book entry system, within the meaning of U.S. Treasury Regulation Sections 15f.103-1(c) and 1.871-14(c) (the "Register"), in which it will register the name and address of each Purchaser and the name and address of each assignee of each Purchaser under this Agreement, and the principal amount

of, and stated interest on, the Notes owing to each such Purchaser and assignee pursuant to the terms hereof and each Assignment Agreement. The right, title and interest of the Purchasers and their assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register, and no assignment thereof shall be effective until recorded therein. Creative, the Company and each Creditor Party shall treat each Person whose name is recorded in the Register as a Purchaser pursuant to the terms hereof as a Purchaser and owner of an interest in the Obligations hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing on any Note. The Register shall be available for inspection by Creative or any Purchaser, at any reasonable time and from time to time, upon reasonable prior notice.

10.5 **Entire Agreement; Maximum Interest**. This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Nothing contained in this Agreement, any Related Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Creative and/or the Company to the Purchasers and thus refunded to Creative and/or the Company. Interest and payments shall be computed on the basis of actual days elapsed in a year of 360 days. Each rate of interest in this Agreement expressed as an annual rate of interest for the purposes of the Interest Act (Canada), shall be such rate multiplied by 365 (or, where the period for which the interest is being calculated includes February 29th, 366) and divided by 360.

10.6 **Amendment and Waiver**.

(a) This Agreement may be amended or modified only upon the written consent of Creative, the Company and the Agent.

(b) The obligations of Creative and the Company and the rights of the Creditor Parties under this Agreement may be waived only with the written consent of the Agent.

(c) The obligations of the Creditor Parties and the rights of Creative and the Company under this Agreement may be waived only with the written consent of the Company.

10.7 **Delays or Omissions**. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or non-compliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or non-compliance,

or any acquiescence therein, or of or in any similar breach, default or non-compliance thereafter occurring. All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.8 __Notices__. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a) upon personal delivery to the party to be notified;

(b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to Creative or the Company, to:	Creative Vistas, Inc. 2100 Forbes Street, Units 8-10 Whitby, Ontario L1N 9T3 Attention: Chief Financial Officer Facsimile No.: 905-666-9795
with a copy to:	Torys LLP 237 Park Avenue, 20th Floor New York, NY 10017 Attention: Andrew J. Beck Facsimile No.: 212-682-0200
If to the Agent, to:	LV Administrative Services, Inc. 335 Madison Avenue, 10th Floor New York, NY 10017 Facsimile No.:212-581-5037
with a copy to:	Fasken Martineau DuMoulin LLP 66 Wellington Street West Suite 4200, Toronto Dominion Bank Tower Box 20, Toronto-Dominion Centre Toronto, ON M5K 1N6 Attention: John W. Torrey Facsimile No.: 416-868-7541

If to a Purchaser:	To the address indicated under its signature on the signature pages hereto

or at such other address as Creative or the applicable Creditor Party may designate by written notice to the other parties hereto given in accordance herewith.

10.9 **Attorneys' Fees**. In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

10.10 **Titles and Subtitles**. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.11 **Facsimile Signatures; Counterparts**. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

10.12 **Broker's Fees**. Except as set forth on Schedule 10.12 hereof, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 10.12 being untrue.

10.13 **Construction**. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other.

10.14 **Agency**. Each Purchaser has pursuant to an Administrative and Collateral Agency Agreement designated and appointed the Agent as the administrative and collateral agent of such Purchaser under this Agreement and the Related Agreements.

10.15 **Judgement Currency**.

If, for the purpose of obtaining or enforcing judgment against Creative and/or the Company in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this section referred to as the "Judgment Currency") an amount due under this Agreement in any currency (the "Obligation Currency") other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the business day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other

jurisdiction that will give effect to such conversion being made on such date, or (b) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this section being hereinafter in this section referred to as the "Judgment Conversion Date").

If, in the case of any proceeding in the court of any jurisdiction referred to in the preceding paragraph, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, Creative and/or the Company shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from Creative and/or the Company under this section shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed the SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASERS:

VALENS U.S. SPV I, LLC

By: ______________________
Name: Patrick Regan
Title: Authorized Signatory

c/o Valens Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, New York 10017

VALENS OFFSHORE SPV II, CORP.

By: ______________________
Name: Patrick Regan
Title: Authorized Signatory

c/o Valens Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, New York 10017

AGENT:

LV ADMINISTRATIVE SERVICES, INC.

By: ______________________
Name: Patrick Regan
Title: Authorized Signatory

COMPANY:

CANCABLE INC.

By: ______________________
Name: SAYAN NAVARATNAM
Title: CHAIRMAN

CREATIVE VISTAS, INC.

By: ______________________
Name: DOMINIC BURNS
Title: CEO

EXHIBIT A
FORM OF TERM NOTE

EXHIBIT B
FORM OF WARRANT

EXHIBIT C
FORM OF OPINION

EXHIBIT D
FORM OF ESCROW AGREEMENT

SCHEDULE 1
PURCHASER COMMITMENTS

Valens U.S. SPV I, LLC	U.S.$800,000
Valens Offshore SPV II, Corp.	U.S.$1,700,000

SCHEDULE 2
WARRANT HOLDERS AND WARRANT SHARES

Valens U.S. SPV I, LLC	627,451 Shares of Common Stock of Creative Vistas, Inc.
Valens Offshore SPV II, Corp.	1,333,333 Shares of Common Stock of Creative Vistas, Inc.

SCHEDULE 4.2
SUBSIDIARIES

Company	Subsidiaries	Percentage of Ownership
Creative Vistas, Inc.	Creative Vistas Acquisition Corp.	100% of the Non-Voting Shares, 50% of the Voting Shares (Brent Swanick holds 50% of the Voting Shares)
Creative Vistas Acquisition Corp.	A.C. Technical Systems Ltd.	100%
Creative Vistas, Inc.	Iview Holding Corp.	100%
Iview Holding Corp. (Iview Digital Video Solutions was owned by Creative Vistas Acquisition Corp. (formerly known as "A.C. Technical Acquisition Corp.") and the structure was changed in 2006.)	Iview Digital Video Solutions Inc.	100%
Creative Vistas, Inc.	Cancable Holding Corp.	100%
Cancable Holding Corp.	Cancable Inc.	100%
Cancable Inc.	Cancable, Inc.	100%
Cancable Inc.	2141306 Ontario Inc.	100%
Cancable Inc.	Cancable XL Inc.	100%
Cancable XL Inc.	XL Digital Services Inc.	100%

SCHEDULE 4.3(a)
AUTHORIZED CAPITAL STOCK

Company	Type of shares	Number of authorized shares	Number of issued shares
Creative Vistas, Inc.	Common shares Preferred shares	100,000,000 50,000,000	37,224,924 --
Creative Vistas Acquisition Corp. (formerly known as "A.C. Technical Acquisition Corp.")	Class VFV shares Class NVE shares	Unlimited Unlimited	100 (50 held by Creative Vistas, Inc., and 50 held by Brent Swanick) 100
A.C. Technical Systems Ltd.	Common shares	Unlimited	10,000,000
Iview Holding Corp.	Common shares	1000	80
Iview Digital Video Solutions Inc.	Common shares	Unlimited	100
Cancable Holding Corp.	Common shares	1000	51
Cancable Inc.	Common shares	Unlimited	31,816,716
	Class A convertible, retractable, cumulative, voting preferences shares	Unlimited	--
Cancable, Inc.	Common shares	Unlimited	25,000
2141306 Ontario Inc.	Common shares	Unlimited	100
Cancable XL Inc.	Common shares	Unlimited	100
XL Digital Services Inc.	Common shares	Unlimited	1,000

SCHEDULE 4.5
LIABILITIES

Creative Vistas, Inc.

1. Outstanding balance of Term loan originally from Laurus Masters Fund Ltd. was $8,250,000 as at May 31, 2008.

A.C. Technical Systems Ltd.

1. Line of credit balance with Royal Bank of Canada as at May 31, 2008 was $200,000.

Creative Vistas Acquisition Corp.

1. Promissory note to Malar Trust with the amount of $1,500,000.

Iview Digital Video Solutions Inc.

1. Outstanding balance of Term loan originally from Laurus Masters Fund Ltd. was $1,871,413 as at May 31, 2008.

Cancable Inc.

1. Line of credit balance with Royal Bank of Canada as at May 31, 2008 was $2,353,000.

2. Outstanding balance of Term loan originally from Laurus Masters Fund Ltd was $5,230,480 as at May 31, 2008.

3. Other payables related to the acquisition of XL Digital Services Inc. from Barry Simons was CAD$300,000 as at May 31, 2008. The balance will be adjusted as the purchasing price was calculated based on the EBITDA for the twelve month period ended from the date of acquisition.

4. Also see items under schedule 4.13

SCHEDULE 4.6(a)
EXTRAORDINARY AGREEMENTS

Iview Digital Video Solutions Inc.

1. An OEM supply agreement was signed between Iview Digital Video Solutions Inc. and Grandeye Ltd. ("Grandeye") dated May 2005. Iview will purchase the product from Grandeye.

Cancable Inc.

1. See items on Schedule 4.14 under Cancable Inc.

2. Lease Agreement for property located at 2289-2321 Fairview Street, Suite 100, Burlington, Ontario dated June 1, 2003 between Cadena Properties Limited and Cancable Inc.

3. Lease for property located at Unit E, 63 Howden Road, Toronto, Ontario M1R 3C7 dated October 1, 2005 between N.H.D. Developments Limited and Cancable Inc.

4. Lease for the property located at Unit 212, 360 Eugine Road East, Windsor, Ontario, Canada dated December 1, 2007 between Arthur Magri and Robert Magri, and Cancable Inc.

5. Lease Agreement for property located at 2289-2321 Fairview Street, Suite 200, Burlington, Ontario dated September 1, 2006 between Cadena Properties Limited and Cancable Inc.

6. Lease for the property located at 2175 Dunwin Drive, Unit 14, Mississauga, Ontario, Canada dated September 1, 2006 between 789542 Ontario Limited and Cancable Inc.

7. Lease for the property located at 777 Guelph Line, Unit 207, Burlington, Ontario, Canada dated September 1, 2007 between Ivanhoe Cambridge and Cancable Inc.

8. Lease for the property located at 5712 Heebe Street, Harahan, Louisiana, United States dated January 1, 2008 between Casahab L.L.C and Cancable Inc.

9. Lease for the property located at 9125-E Southern Pine Blvd., Charlotte, North Carolina, United States dated February 15, 2008 between Pinebrook Centre Limited and Cancable Inc.

10. Lease for the property located at 14141 Airline Highway, Suites J&K, Baton Rouge, Louisiana, United States dated August 1, 2008 between MIE Properties – L.A. LLC and Cancable I nc.

11. Lease for the property located at 5-5380 Canotek Road, Gloucester, Ontario, Canada dated September 1, 2007 between CIPF #1 Operating Limited Partnership and XL Digital Services Inc.

12. Lease for the property located at 960 Elias Street, Unit 5&6, London, Ontario, Canada dated October 1, 2007 between Beukeboom Holdings Limited and XL Digital Services Inc.

13. Lease for the property located at 29 Trillium Park Place, Unit 1, Kitchener, Ontario, Canada dated September 1, 2008 between Dan Brown and XL Digital Services Inc.

14. The Company has been contacted by the Michigan Department of Treasury, claiming that Cancable, Inc owes $101,593.53 associated with statutory payroll deductions and single business taxes from January 2004 to present (with $1246.12 U.S. associated with a previous opening balance). The Company did not have any employees working in Michigan during this time, and has filed appropriate paperwork to have the entire claim reversed. Out of the total amount owing, the company expects that the only amount owing may be the $1246.12 U.S.

15. Vehicle Lease Agreement dated July 6, 2005 between North York Chevrolet Ltd. and Cancable Inc. (10 vehicles).

16. Vehicle Lease Agreement dated July 13, 2005 between North York Chevrolet Ltd. and Cancable Inc. (11 vehicles).

17. Vehicle Lease Agreement dated August 24, 2005 between North York Chevrolet Ltd. and Cancable Inc. (14 vehicles).

18. Vehicle Lease Agreement dated September 8, 2005 between North York Chevrolet Ltd. and Cancable Inc. (22 vehicles).

19. Vehicle Lease Agreement dated October 7, 2005 between North York Chevrolet Ltd. and Cancable Inc. (5 vehicles).

20. Vehicle Lease Agreement dated May 29, 2006 between North York Chevrolet Ltd. and Cancable Inc. (7 vehicles).

21. Vehicle Lease Agreement dated June 27, 2006 between North York Chevrolet Ltd. and Cancable Inc. (20 vehicles).

22. Vehicle Lease Agreement dated July 24, 2006 between North York Chevrolet Ltd. and Cancable Inc. (6 vehicles).

23. Vehicle Lease Agreement dated October 22, 2006, 2006 between North York Chevrolet Ltd. and Cancable Inc. (5 vehicles).

24. Vehicle Lease Agreement dated November 28, 2006 between North York Chevrolet Ltd. and Cancable Inc. (7 vehicles).

25. Vehicle Lease Agreement dated December 11, 2006 between North York Chevrolet Ltd. and Cancable Inc. (4 vehicles).

26. Vehicle Lease Agreement dated April 13, 2007, 2006 between North York Chevrolet Ltd. and Cancable Inc. (22 vehicles).

27. Vehicle Lease Agreement dated January 30, 2007 between Richmond Hill Pontiac Buick GMC Ltd. and Cancable Inc. (76 vehicles).

28. Vehicle Lease Agreement dated May 4, 2007 between Richmond Hill Pontiac Buick GMC Ltd. and Cancable Inc. (1 vehicle).

29. Vehicle Lease Agreement dated March 17, 2008 between Richmond Hill Pontiac Buick GMC Ltd. and 2141306 Ontario Inc. (20 vehicles).

30. Vehicle Lease Agreement dated May 28, 2007 between Foss National Leasing and Cancable Inc. (10 vehicles).

31. Lease Contract dated July 03, 2004 between National Leasing Group Inc. and Cancable INC. for furniture and fixtures.

32. Lease Contract dated October 15, 2005 between National Leasing Group Inc. and Cancable Inc. for phones.

33. Lease Contract dated October 15, 2005 between Northstar Leasing and Cancable Inc. for phones.

34. Vehicle Lease Agreement dated February 15, 2008 between Madison Capital and Cancable Inc. (6 vehicles).

35. Vehicle Lease Agreement dated March 1, 2008 between Madison Capital and Cancable Inc. (21 vehicles).

36. Vehicle Lease Agreement dated March 10, 2008 between Madison Capital and Cancable Inc. (10 vehicles).

37. Vehicle Lease Agreement dated March 15, 2008 between Madison Capital and Cancable Inc. (7 vehicles).

38. Vehicle Lease Agreement dated April 1, 2008 between Madison Capital and Cancable Inc. (8 vehicles).

39. Vehicle Lease Agreement dated 15 April, 2008 between Madison Capital and Cancable Inc. (7 vehicles).

40. Vehicle Lease Agreement dated 1 May, 2008 between Madison Capital and Cancable Inc. (22 vehicles).

41. Vehicle Lease Agreement dated 15 May, 2008 between Madison Capital and Cancable Inc. (2 vehicles).

42. Executive and management bonuses payable for 2007 of $156,223.43 accrued in December 2007.

43. Cogeco Master Contractor Services Agreement (Residential Installation of Broadband Services) dated April 21, 2003 between Cogeco Cable Canada Inc. and Cancable Inc.

44. Master Installation and Service Agreement dated September 1, 2005 between Rogers Cable Communications Inc. and Cancable Inc. for the provision of Master Installation Activities and Service Activities (using Rogers FSMS Technology).

45. Agreement with The Great West Life Assurance Company for employee benefits programs dated June 1, 2006.

46. Agreement with Cananwill Canada Limited for monthly payment of the Company's insurance premiums.

SCHEDULE 4.6(b)
INCURRENCE OF INDEBTEDNESS

Creative Vistas, Inc.

1. Outstanding balance of Term loan originally from Laurus Masters Fund Ltd. was $8,250,000 as at May 31, 2008.

A.C. Technical Systems Ltd.

1. Line of credit balance with Royal Bank of Canada as at May 31, 2008 was $200,000.

Creative Vistas Acquisition Corp.

1. Promissory note to Malar Trust with the amount of $1,500,000.

Iview Digital Video Solutions Inc.

1. Outstanding balance of Term loan originally from Laurus Masters Fund Ltd. was $1,871,413 as at May 31, 2008.

Cancable Inc.

1. Line of credit balance with Royal Bank of Canada as at May 31, 2008 was $2,353,000.
2. Outstanding balance of Term loan originally from Laurus Masters Fund Ltd was $5,230,480 as at May 31, 2008.
3. Other payables related to the acquisition of XL Digital Services Inc. from Barry Simons was CAD$300,000 as at May 31, 2008. The balance will be adjusted as the purchasing price was calculated based on the EBITDA for the twelve month period ended from the date of acquisition.
4. Also see items under schedule of 4.13

SCHEDULE 4.7
OBLIGATIONS TO RELATED PARTIES

Creative Vistas Acquisition Corp.

One promissory note to the Malar Trust with an amount of USD1,500,000. The principal bears interest at 3% per annum with no fixed terms of repayment.

A.C. Technical Systems Ltd.

Name	Description	Outstanding balance as at May 31, 2008
Sayan Navaratnam, CEO	Subordinated loan	CAD133,583
Dominic Burns, the President	Loan payable	CAD100,421
Microsource Systems Inc.	Loan payable	CAD7,676

SCHEDULE 4.8
CHANGES

1. Cancable Inc. has entered a revised bank agreement with Royal Bank of Canada to increase the line of credit to CAD$3,500,000 and term loans CAD$5,000,000.

2. On May 5, 2008, Creative Vistas, Inc. announced the appointment of Dominic Burns, President of the Company, to the additional position of Chief Executive Officer. Mr. Burns' appointment follows the resignation of Sayan Navaratnam from the position of Chief Executive Officer, also effective May 5, 2008. Mr. Navaratnam who had been both Chief Executive Officer and Chairman, will remain as Chairman.

3. On June 16, 2008, Creative Vistas, Inc. and its subsidiaries entered into a Consulting Agreement with Nationwide Solutions Inc. pursuant to which Nationwide will provide general business consulting services. The Consulting Agreement will terminate on June 16, 2012 unless extended or earlier terminated pursuant to the terms of the Consulting Agreement.

4. On June 16, 2008, AC Technical Systems Ltd., Nationwide and Sayan Navaratnam entered into a Termination and Release Agreement terminating the consulting agreement between AC Technical Systems Ltd., Nationwide and Sayan Navaratnam dated January 1, 2004.

SCHEDULE 4.9
TITLE TO PROPERTIES AND ASSETS; LIENS, ETC.

A.C. Technical Systems Ltd.

Name	**Type of properties**	**Locations of properties owned**
A.C. Technical System Ltd.	Land and industrial condominium	2100 Forbes Street Unit 8,9&10 Whitby, Ontario

SCHEDULE 4.10(a)
INTELLECTUAL PROPERTY

A.C. Technical Systems Ltd.

Registrant	Date of registration	Name of trademark	Registration no.	Expiry date
A.C. Technical Systems Ltd.	June 16, 2003	AC Technical Systems (Word Mark)	TMA583,803	June 16, 2018 (15 years)
A.C. Technical Systems Ltd.	June 16, 2003	AC Technical Systems (Design Trade-mark)	TMA583,791	June 13, 2018 (15 years)
A.C. Technical Systems Ltd.	June 16, 2003	Shamrock/Leaf	TMA583,852	June 16, 2018 (15 years)

* The above trademark was transferred from A.C. Technical Systems Inc. to A.C. Technical Systems Ltd.

Cancable Inc.

Registrant	Date of Registration	Name of Trademark	Registration Number
CanCable Inc.	October 20, 2003	DEPENDABLE IT	TMA592,599
CanCable Inc.	December 17, 2002	DEPENDABLE IT	2,664,047
Cancable Inc.	April 16, 2008	Dependable Home Tech	180413585
Cancable, Inc.	April 16, 2008	Dependable Home Tech	180413585
2141306 Ontario Inc.	August 2, 2007	OSS-IM View	170840821

SCHEDULE 4.12
LITIGATION

A.C. Technical Systems Ltd.

1. A previous employee of A.C. Technical Systems Ltd. has a claim in the amount of approximately CAD$40,000 against the Company for wrongful dismissal. The Company has also put a counter claim in this case.

Cancable Inc.

1. There is a lawsuit against Cancable Inc. from "Saifuddin Vanat, Salma Vanat and Imran Vanat". It was a trip and fall and is covered by The Company's insurance and liability is limited to the deductible and legal fees.

2. There is a lawsuit against Cancable Inc. from "Cameron". It was a trip and fall and is covered by The Company's insurance and liability is limited to the deductible and legal fees.

3. Also see Schedule 4.13 under Cancable Inc.

SCHEDULE 4.13
TAX RETURN AND PAYMENTS

Cancable Inc.

The Company has highlighted that there is a remote possibility of being assessed the following US city taxes.

State	Local Tax Obligation $ U.S.
Michigan	96,052.23
Virginia	2,350.04
Pennsylvania	752.26
Illinois	160.00
Total	99,314.52

Michigan

Fiscal Year	Gross Payroll $ U.S.	City Tax (%)	Amount Owing $ U.S.
2003	337,525.82	2.5%	8,438.15
2002	2,469,684.19	2.5%	61,742.10
2001	959,550.46	2.5%	23,988.76
2000	75,328.75	2.5%	1,883.22
Total			96,052.23

Virginia

Fiscal Year	Revenue $ U.S.	City Tax	Amount Owing $ U.S.
2003	0.00		0.00
2002	5,697.23	$50	50.00
2001	657,153.23	0.003500	2,300.04
Total			2,350.04

Pennsylvania

Fiscal Year	Gross Payroll $ U.S.	City Tax (%)	Amount Owing $ U.S.
2003	0.00	4.4625%	0.00
2002	7,805.98	4.4625%	348.34
2001	9,051.29	4.4625%	403.91
Total			752.26

Illinois

Fiscal Year	# of Employees	Employee Expense Tax $ U.S.	Amount Owing $ U.S.
2003	0	$4.00	0.00
2002	8	$4.00	32.00
2001	32	$4.00	128.00
Total			160.00

SCHEDULE 4.14
EMPLOYEES

A.C. Technical Systems Ltd.

See form of employment contract of AC Technical Systems Ltd. employees attached as Exhibit 4.14

Cancable Inc.

Employment Contracts:

1. Employment Agreement, dated June 12, 2005, between Cancable Inc. and Ross Jepson.

2. Offer of Employment dated October 21, 2004 to Mark Thompson for the position of Vice President of Finance and Administration with Cancable Inc., as amended February 28, 2005.

3. Offer Letter dated July 4, 2001 to Cheryl Lewis for the position of Director of Customer Care.

4. Offer Letter dated May 16, 2007 to Paul Saabas for the position of President of Dependable Home Support Services.

5. Offer Letter dated April 26, 2007 to Igor Nakhshon for the position of Controller.

6. Offer Letter dated October, 2007 to Robert Newell for the position of Senior VP of Operations in US.

7. Offer Letter dated January 9, 2008 to Steve Skrlac for the position of VP of Sales and Business Development.

8. Offer Letter dated December 20, 2007 to Don Hinds for the position of General Manager, Louisiana Operations.

9. Offer Letter dated January 28, 2008 to Michael Fullerton for the position of VP of Eastern Operations, US.

10. Offer Letter dated October 11, 2007 to Barry Simons for the position of President of Dependable Home Field Services.

11. Offer Letter dated December 20, 2007 to Paul Markovsky for the position of General Manager, GTA Operations.

Attached as Exhibit 4.14 is (a) list of salaried employees, (b) non-technician hourly employees, and (c), employee spreadsheet for piece work, and (d) standard "new hire" package and employment contract related information. It is the Company's standard practice to have all new employees review and sign the attached documentation. Except for item 1, there would be no

other employment contracts containing any provisions that would be triggered by, or affected by, a change of control of similar transaction.

Executive and management bonuses payable for 2007 of $156,223.43 accrued in December 2007.

EXHIBIT 4.14 TO THE DISCLOSURE SCHEDULES
LIST OF EMPLOYEES AND STANDARD NEW HIRE PACKAGE

See attached.

SCHEDULE 4.15
REGISTRATION RIGHTS AND VOTING RIGHTS

None.

SCHEDULE 4.17
ENVIRONMENTAL AND SAFETY LAWS

None.

SCHEDULE 4.25
BANK ACCOUNTS

Creative Vistas, Inc.

North Fork Bank – 2704053384 and 2704055140 and 2704053293
404 Fifth Avenue, New York, New York 10018-7510
Tel: 212-967-9400
Fax: 212-967-9440

A.C. Technical Systems Ltd.

Royal Bank of Canada – 07842-4001699 and 07842-1004159 and 05752-1027291
307 Brock Street,
Whitby, Ontario
L1N 4K3
Tel: 416-289-5714
Fax: 416-431-5914

Cancable Inc.

Bank of Montreal – Transit 0002, Account #'s 1409032 & 4667407
Innovation and Technology Centre
First Canadian Place
PO Box 3, Mezzanine Level
Toronto, Ontario
M5X 1A3
Tel: 416-867-6724
Fax: 416-867-2744

TD Commercial Banking – Transit 2512, Account # 5220698
100 King St West
PO Box 57148
Hamilton Ontario
L4P 4W9
Tel: 905-521-6509
Fax: 905-529-5451

RBC Royal Bank – Transit 06702,
Canadian Account #1135003
US Account #4030144
Commercial Financial Services
2 Bloor Street East, 3rd Floor, Toronto, ON
M4W 1A8
Tel: 416-974-4678
Fax: 416-974-7789

RBC Centura – Transit 06701288, Account # 727000232
15086 South Jog Road
Delray Beach, FL
33446
Tel: 561-381-5280
Fax: 561-381-5285

2141306 Ontario Inc.

RBC Royal Bank – Transit 06702, Account # 1135011
Commercial Financial Services
2 Bloor Street East, 3rd Floor, Toronto, ON
M4W 1A8
Tel: 416-974-4678
Fax: 416-974-7789

XL Digital Services Inc.

RBC Royal Bank – Transit 06702, Account #1136035
Commercial Financial Services
2 Bloor Street East, 3rd Floor, Toronto, ON
M4W 1A8
Tel: 416-974-4678
Fax: 416-974-7789

Scotiabank – Transit 77842, Account #0037710
625 Cochrane Drive, Markham, ON
L3R 9R9
Tel: 905-470-5103 ext 3000
Fax: 905-470-5379

Iview Digital Video Solutions Inc.

RBC Royal Bank –Account #057521031251 and 057524006953
Commercial Financial Services
2 Bloor Street East, 3rd Floor, Toronto, ON
M4W 1A8
Tel: 416-974-4678
Fax: 416-974-7789

Merrill Lynch – Account #6CZ-02304
2200 Fletcher Avenue
Fort Lee, New Jersey 07024
Tel: 201.592.3849
Fax: 201.299.6668

SCHEDULE 6.10(E)
INDEBTEDNESS

Creative Vistas, Inc.

1. Outstanding balance of Term loan originally from Laurus Masters Fund Ltd. was $8,250,000 as at May 31, 2008.

A.C. Technical Systems Ltd.

1. Line of credit balance with Royal Bank of Canada as at May 31, 2008 was $200,000.

Creative Vistas Acquisition Corp.

1. Promissory note to Malar Trust with the amount of $1,500,000

Iview Digital Video Solutions Inc.

1. Outstanding balance of Term loan originally from Laurus Masters Fund Ltd. was $1,871,413 as at May 31, 2008.

Cancable Inc.

1. Line of credit balance with Royal Bank of Canada as at May 31, 2008 was $2,353,000.
2. Outstanding balance of Term loan originally from Laurus Masters Fund Ltd was $5,230,480 as at May 31, 2008.
3. Other payables related to the acquisition of XL Digital Services Inc. from Barry Simons was CAD$300,000 as at May 31, 2008. The balance will be adjusted as the purchasing price was calculated based on the EBITDA for the twelve month period ended from the date of acquisition.
4. Also see items under schedule 4.13

SCHEDULE 10.12
BROKER'S FEES

None.